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                                                       EXHIBIT 99.2




Affiliated Managers Group, Inc. Completes Transaction
Essex Investment Management Company, LLC

BOSTON, March 20 /PRNewswire/ -- Affiliated Managers Group, Inc. (NYSE: AMG -news) announced today that is has closed its previously announced investment in Essex Investment Management Company, LLC ("Essex"). Essex is a Boston-based investment advisor which manages approximately $4.6 billion for a variety of institutional and private clients. Founded by Joseph C. McNay, Chairman and Chief Investment Officer, Essex specializes in investing in growth equities and fixed income securities employing a fundamental research-driven approach.

AMG is a Boston-based asset management holding company which acquires majority interests in mid-sized investment management firms. AMG's strategy is to generate growth through investments in new affiliates, as well as through the internal growth of existing affiliated firms.

Essex becomes AMG's eleventh affiliate and the first since AMG's initial public offering in November of 1997. Including Essex, AMG's affiliates collectively manage over $50 billion. AMG's investment structure allows individual members of each affiliate's management to retain or receive significant direct ownership in their firm, while maintaining operating autonomy. In addition, AMG provides assistance to its affiliates, when requested, in areas such as marketing, distribution, product development and operations support.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, and other risks detailed from time to time in AMG's filings with the Securities and Exchange Commission ("SEC"). Reference is hereby made to the "Risk Factors" set forth in the Prospectus dated November 20, 1997, included as part of the Registration Statement on Form S-1 originally filed with the SEC on August 29, 1997, as amended.